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                                                                     EXHIBIT 4.1
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                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT


     This is Amendment No. 1, dated as of February 17, 1999, to the Rights Agreement, dated as of January 26, 1998 (the "Agreement"), between Open Market, Inc., a Delaware corporation (the "Company"), and BankBoston N.A., a national banking association, as Rights Agent (the "Rights Agent").

     WHEREAS, the Board of Directors deems it advisable to amend the Agreement pursuant to Section 27 of the Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree to amend the Agreement as follows:

1. Section 1 ("Certain Definitions") is hereby amended so as to delete the definition of "Continuing Director" by deleting paragraph (i) thereof, and substituting therefor: "(i) intentionally omitted"; and is further amended so as to delete the definition of "Permitted Offer" by deleting paragraph (p) thereof, and substituting therefor: "(p) intentionally omitted".

2. Section 7(a) is hereby amended by deleting the reference to Section 13(d) therein, so that said Section 7(a) shall read in its entirety as follows:

     "(a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandth of a share (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), or (iii) the time at which such Rights are exchanged as provided in
Section 24 hereof (the earliest of (i), (ii) and (iii) being herein referred to as the "Expiration Date")."

3. Paragraph (ii) of Section 11(a) is hereby amended by deleting the reference to Permitted Offer therein, so that said paragraph (ii) of Section 11(a) shall read in its entirety as follows:

          "(ii)  Subject to Section 24 of this Agreement, in the event that any Person shall become an Acquiring Person, unless the event causing the
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     threshold to be crossed is a transaction set forth in Section 13(a) hereof, then, promptly following the first occurrence of such event, proper provision shall be made so that each holder of a Right (except as provided below and in Section 7(e) hereof) shall thereafter have the right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, in lieu of a number of one one-thousandths of a share of Preferred Stock, such number of shares of Common Stock of the Company that equals the result obtained by (x) multiplying the then current Purchase Price by the then number of one one-thousandth of a share of Preferred Stock for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event, and
     (y) dividing that product (which, following such first occurrence, shall thereafter be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by 50% of the current market price (determined pursuant to Section 11(d) hereof) per share of Common Stock on the date of such first occurrence (such number of shares, the "Adjustment Shares")."

4. Section 13(a) is hereby amended by deleting the reference to Section 13(d) therein, so that said Section 13(a) shall read in its entirety as follows:

     "(a) In the event that, at any time after a Person has become an Acquiring Person, directly or indirectly, (x) the Company shall consolidate with, or merge with and into, any other Person (other than a Subsidiary of the Company in a transaction that complies with Section 11(o) hereof), and the Company shall not be the continuing or surviving corporation of such consolidation or merger, (y) any Person (other than a Subsidiary of the Company in a transaction that complies with Section 11(o) hereof) shall consolidate with, or merge with or into, the Company, and the Company shall be the continuing or surviving corporation of such consolidation or merger and, in connection with such consolidation or merger, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (z) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one transaction or a series of related transactions, assets or earning power aggregating more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any Person or Persons (other than the Company or any Subsidiary of the Company in one or more transactions each of which complies with Section 11(o) hereof), then, and in each such case, proper provision shall be made so that: (i) each holder of a Right, except as provided in Section 7(e) hereof, shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, such number of validly authorized and issued, fully paid, non-assessable and freely tradeable shares of Common Stock of the Principal Party (as such term is hereinafter defined), not subject to any liens, encumbrances, rights of first refusal or other adverse claims, as shall be equal to the result obtained by (1) multiplying the

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then current Purchase Price by the number of one one-thousandth of a share of
Preferred Stock for which a Right is exercisable immediately prior to the occurrence of a Section 13 Event (or, if a Section 11(a)(ii) Event has occurred prior to the first occurrence of a Section 13 Event, multiplying the number of such one one-thousandth of a share for which a Right was exercisable immediately prior to the occurrence of a Section 11(a)(ii) Event by the Purchase Price in effect immediately prior to such occurrence), and dividing that product (which, following the occurrence of a Section 13 Event, shall be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by (2) 50% of the current market price (determined pursuant to Section 11(d)(i) hereof) per share of the Common Stock of such Principal Party on the date of consummation of such Section 13 Event; (ii) such Principal Party shall thereafter be liable for, and shall assume, by virtue of such Section 13 Event, all the obligations and duties of the Company pursuant to this Agreement; (iii) the term "Company" shall thereafter be deemed to refer to such Principal Party, it being specifically intended that the provisions of Section 11 hereof shall apply only to such Principal Party following the first occurrence of a Section 13 Event; (iv) such Principal Party shall take such steps (including, but not limited to, the reservation of a sufficient number of shares of its Common Stock) in connection with the consummation of any such transaction as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to its shares of Common Stock thereafter deliverable upon the exercise of the Rights; and (v) the provisions of Section 11(a)(ii) hereof shall be of no effect following the first occurrence of any Section 13 Event."

5. Section 13(d) is hereby amended by deleting the section, and substituting therefor: "(d) intentionally omitted".

6. Section 23(a) is hereby amended by deleting the references to Continuing Director therein, so that said Section 23(a) shall read in its entirety as follows:

     "(a) The Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) the close of business on the tenth day following the Stock Acquisition Date (or, if the Stock Acquisition Date shall have occurred prior to the Record Date, the close of business on the tenth day following the Record Date) or (ii) the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $.001 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price") and the Company may, at its option, pay the Redemption Price either in shares of Common Stock (based on the "current market price," as defined in Section 11(d)(i) hereof, of the shares of Common Stock at the time of redemption or cash; provided, however that
                                                   --------
notwithstanding the foregoing if, following the occurrence of a Stock Acquisition Date and following the expiration of the right of redemption set forth above in this Section 23(a), either (i)(A) a Person

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who is an Acquiring Person shall have transferred or otherwise disposed of a number of shares of Common Stock in one transaction or series of transactions, not directly or indirectly involving the Company or any of its Subsidiaries, such that such Person is thereafter a Beneficial Owner of 10% or less of the outstanding shares of Common Stock, and (B) there are no other Persons, immediately following the occurrence of the event described in clause (A), who are Acquiring Persons, or (ii)(A) the Board approves the consolidation, merger or other combination of the Company with or into, or the sale or other transfer (either by the Company or one or more of its Subsidiaries), in one transaction or a series of related transactions, of more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole), to a Person other than the Acquiring Person (or any Associate or Affiliate of such Acquiring Person) who caused the occurrence of such Stock Acquisition Date, and (B) the Board of Directors of the Company, as part of the approval of such an event described in the preceding clause (ii)(A), approves the reinstatement of the right of redemption pursuant to this Section 23, then, in either such case, the right of redemption shall be reinstated and thereafter be subject to the provisions of this Section 23. Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of a Section 11(a)(ii) Event until such time as the Company's right of redemption hereunder has expired (such right of redemption hereunder being deemed to have expired notwithstanding the existence of the possibility of the reinstatement thereof as provided above in this Section 23(a). Subject to the foregoing, the redemption of the Rights by the Board may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish."

7.   Section 24(a) is hereby amended by deleting the last sentence thereof.

     This Amendment No. 1 may be executed in counterparts and each such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:                                 OPEN MARKET, INC.


By:  /s/ Gary B. Eichhorn               By:  /s/ Regina O. Sommer
   -------------------------------         ---------------------------------
Name:    Gary B. Eichhorn               Name:    Regina O. Sommer
Title:   President and CEO              Title:   Senior Vice President and
                                                 Chief Executive Officer



Attest:                                 BANKBOSTON, N.A.


By: /s/ Norris L. Richardson, III       By: /s/ Tyler H. Haynes, III
   -------------------------------         ----------------------------
Name: Norris L. Richardson, III         Name: Tyler H. Haynes, III
Title: Account Manager                  Title: Administration Manager

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